Exhibit 99.1

Ceridian Announces Departure of Co-CEO Leagh Turner as David Ossip Continues in Chair and CEO Roles

Ceridian (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM) technology, today announced that Leagh Turner, Co-CEO and member of the Board of Directors, will depart the company on November 10, 2023 to become CEO of Coupa Software. David Ossip will continue to lead the company as Chair and sole CEO.

“I want to thank Leagh for her partnership in pushing the company forward across all facets and further cementing our position as a global HCM leader,” said Ossip. “She leaves us well-positioned to better serve our customers and achieve our ambitions in both the short- and long-term. On behalf of our Executive Operating Committee, Board of Directors, and employees, we wish her the very best as she embarks on this new path.”

“Ceridian is a company that is fully focused on furthering its promise - to make work life better, and I am humbled and honored to have been part of advancing that the last five years,” said Turner. “From the expanded customer and partner community, to the incredible talent, to the powerful innovation delivered - I’m so proud of what we’ve accomplished, underscoring both the readiness of the brand for its next phase of growth and the right time for me to pursue a new challenge. I want to thank David, our employees, partners, and customers for all the joy and success we experienced together.”

Turner joined the company in 2018 as President and Chief Operating Officer and was appointed as Co-CEO in February 2022. In partnership with Ossip, she helped drive key metrics such as: doubling revenue and forging the path to surpass $1.5B by the end of this year, increasing the Dayforce customer base to over 6,300 live customers including some of the biggest organizations in the world, and meaningfully scaling cloud margins. During this time, Ceridian also extended its bench of talented and seasoned executives - forming an Executive Operating Committee - who will report to Ossip and continue to drive the business forward.

The company will address the change and greater financial detail during its third quarter financial results call today at 8:30 a.m. Eastern Time. Ossip and other leaders will also highlight the company’s momentum, including plans to unify under the Dayforce brand, which is expected in early 2024.

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (NYSE: CDAY; TSX: CDAY) is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.